ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                        OF GOALTIMER INTERNATIONAL, INC.



         Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

         FIRST: The name of the corporation is (note 1) GOALTIMER INTERNATIONAL, INC.

         SECOND: The following amendment to the Articles of Incorporation was adopted on May 19, 2002, as prescribed by the Colorado Corporation Act, in the manner marked with an X below:

                  X Such amendment was adopted by a vote of the common shareholders. The number of shares voted for the amendment was sufficient for approval.

                  The authorized common stock of the Company shall be 100,000,000 shares of $.0001 par value per share.

      THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

         None.

         FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

      The stated capital based upon par value of $.0001 per share shall be increased to $10,000.

                                       GOALTIMER INTERNATIONAL, INC.


                                       By: /s/ Leland Watson, II
                                           -------------------------------------
                                           Leland Watson, II, President


     This document was prepared by M.A. Littman, 7609 Ralston Road, Arvada, CO 80002 to whom any correspondence from the Secretary of State of Colorado may be sent regarding any issued with this filing.